Exhibit 99.1

COST PLUS, INC. ANNOUNCES THIRD QUARTER COMPARABLE STORE SALES

UP 1.2%; TOTAL SALES INCREASE 13.4%

Oakland, CA—November 6, 2003 – Cost Plus, Inc. (Nasdaq: CPWM) announced today that total sales for the third quarter ended November 1, 2003 were $170.0 million, a 13.4% increase over $149.9 million for the same quarter last year. Year-to-date, total sales were $489.0 million, a 15.7% increase over the $422.6 million in the first three quarters of fiscal 2002.

Same store sales for the third quarter increased 1.2% on top of a 14.1% increase for the third quarter of fiscal 2002. Year-to-date, same store sales increased 2.5% on top of an 8.0% increase for the same period last year.

Murray Dashe, Chairman, President and CEO stated, “Our Company performed well this quarter with same store sales up 1.2% over last year despite a relatively soft economy and the tough comparison to last year’s 14.1% same store sales increase. We were pleased to have successfully passed the anniversary of our chain-wide themed promotion ‘Global Spirit’ with this year’s event, ‘Luxe Bazaar’.”

The Company endorsed today its previous guidance of $0.03 in net income per fully diluted share for the quarter versus the net loss of $0.03 per share reported for the third quarter last year. It estimates that the fires in Southern California at the end of the quarter negatively impacted third quarter same store sales by 0.2%.

The Company indicated that substantially all of its seasonal goods are on the selling floor and finds encouraging sell-through rates on these goods. Additionally, with one more shopping day between Thanksgiving and Christmas and with Christmas occurring on a Thursday this year, the Company estimates it will achieve an approximate 3% increase in same store sales for the fourth quarter.

During the quarter, the Company opened eight stores, as previously forecasted, one store each in Crystal Lake, IL; Carson City, NV; Billings, MT; Seaside, CA; Maple Grove, MN; Davis, CA; Los Angeles, CA and Denton, TX. Thus far this year the Company has opened 21 stores expanding into new markets including Colorado Springs, CO; Richmond, VA; Chico, CA and Billings, MT.

The Company’s third quarter earnings conference call will be November 19, 2003 at 8:00 a.m. PST. It will be held in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 904-7370 or (212) 341-7084. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21162986, from 10:00 a.m. PST Wednesday to 10:00 p.m. PST on Thursday, November 20. Investors may also access the live call or the replay over the internet at www.streetevents.com, www.fulldisclosure.com and www.costplus.com. The replay will be available approximately 30 minutes after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home furnishings and entertaining products. As of November 1, 2003, the Company operated 195 stores in 24 states compared to 169 stores in 23 states as of November 2, 2002.

The above statements related to anticipated same store sales for the fourth quarter and anticipated net income for the third quarter are “forward-looking statements” which are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: changes in economic conditions that effect consumer spending; changes in the competitive environment; interruptions in the flow of merchandise; a material unfavorable outcome with respect to litigation, claims and assessments against the Company; further terrorist attacks and international conflicts; adjustments and entries made in the process of closing the Company’s books and reconciling its accounting records; and changes in accounting rules and other regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:	Murray Dashe
(510) 893-7300

or

John Luttrell
(510) 808-9119